EXHIBIT 99.1

For Immediate Release

WM Announces Third Quarter Earnings	FOR MORE INFORMATION Waste Management

Strong Organic Revenue Growth and Operating Efficiencies Drive Double-Digit Growth in Income from Operations and Diluted Earnings Per Share

Houston — Oct. 26, 2022 — WM (NYSE: WM) today announced financial results for the quarter ended September 30, 2022.

					Website
	Three Months Ended		Three Months Ended		www.wm.com
	September 30, 2022 (in millions, except per share amounts)		September 30, 2021 (in millions, except per share amounts)		Analysts
					Ed Egl
	As Reported	As Adjusted(a)	As Reported	As Adjusted(a)	713.265.1656
					eegl@wm.com
Revenue	$5,075	$5,075	$4,665	$4,665
					Media
Income from Operations	$942	$950	$806	$792	Toni Werner
					media@wm.com
Operating EBITDA(b)	$1,445	$1,453	$1,323	$1,309

Operating EBITDA Margin	28.5%	28.6%	28.4%	28.1%

Net Income(c)	$639	$645	$538	$530

Diluted EPS	$1.54	$1.56	$1.28	$1.26

“As we have seen all year, our team delivered strong results in the third quarter, driven by the strength and resiliency of our collection and disposal business,” said Jim Fish, WM’s President and Chief Executive Officer. “Organic revenue growth, diligent management of controllable costs, and proactive steps to automate the business translated into an 11% increase in adjusted operating EBITDA.”(a)

Fish continued, “I am proud of the dedication of our entire team, particularly our team members in Florida who are rising to the challenges from Hurricane Ian to support cleanup efforts for affected communities. The team continues to maintain focus on meeting the service needs of our customers and executing on pricing and cost management plans, and they do all of this while advancing our long-term strategic priorities.”

Key Highlights for the THIRD Quarter OF 2022

Revenue

•	Core price for the third quarter of 2022 was 8.2% compared to 4.6% in the third quarter of 2021.(d)
•	Collection and disposal yield was 7.1% in the third quarter of 2022 compared to 3.6% in the third quarter of 2021.(e)
•	Total Company volumes increased 1.0%, or 1.3% on a workday adjusted basis, in the third quarter of 2022 and collection and disposal volumes increased 1.4%, or 1.7% on a workday adjusted basis. Total Company volumes improved 3.2% in the third quarter of 2021, or 3.0% on a workday adjusted basis, and collection and disposal volumes increased 3.4%, or 3.2% on a workday adjusted basis, in the third quarter of 2021.(e)

Cost Management

•	Operating expenses as a percentage of revenue were 62.2% in the third quarter of 2022 compared to 62.3% in the third quarter of 2021. The measure improved 70 basis points in the collection and disposal business as pricing and operating efficiencies worked to overcome inflationary cost pressures. This improvement was largely offset by the impacts of a sharp decline in market prices for recycled commodities.
•	SG&A expenses were 9.3% of revenue in the third quarter of 2022 compared to 10.1% in the third quarter of 2021. On an adjusted basis, SG&A expenses were 9.2% of revenue in the third quarter of 2022 compared to 9.7% in the third quarter of 2021.(a)

Profitability

•	Operating EBITDA in the Company’s collection and disposal business, adjusted on the same basis as total Company operating EBITDA, increased by approximately $174 million to $1.59 billion for the third quarter of 2022. Operating EBITDA as a percentage of revenue in the Company’s collection and disposal business was 31.8% for the third quarter of 2022 compared to 31.2% for the third quarter of 2021.(f)
•	Operating EBITDA in the Company’s recycling line of business decreased by $36 million compared to the third quarter of 2021 primarily driven by a 32% decline in recycled commodity prices and persistent inflationary cost pressures on operating costs.
•	Operating EBITDA in the Company’s renewable energy business was relatively flat compared to the third quarter of 2021. Results were generally in line with expectations as the Company sold about 30% of its renewable natural gas (RNG) under long-term contracts, which moderated the average price per MMBtu.

Free Cash Flow & Capital Allocation

•	In the third quarter of 2022, net cash provided by operating activities was $1.18 billion, in line with the third quarter of 2021.
•	In the third quarter of 2022, capital expenditures to support the business were $547 million compared to $448 million in the third quarter of 2021. In addition, capital expenditures for sustainability growth investments were $210 million compared to $16 million in the third quarter of 2021.
•	In the third quarter of 2022, free cash flow was $432 million compared to $773 million in the third quarter of 2021.(a) Free cash flow without sustainability growth investments was $642 million compared to $789 million in the third quarter of 2021.(a) The year-over-year decline in free cash flow was primarily driven by the planned increase in sustainability growth investments and accelerated capital spending to support the business.
•	During the third quarter of 2022, $808 million was returned to shareholders, including $541 million allocated to share repurchases and $267 million of cash dividends.

SUstainability update

•	The Company released its 2022 Sustainability Report earlier this month, providing details on its Environmental Social and Governance (ESG) performance and outlining new 2030 priorities. The Sustainability Report conveys the strong linkage between the Company’s ESG goals and its growth strategy, inclusive of the planned expansion of the Company’s recycling and renewable energy businesses.
•	The Company continues to progress its $1.625 billion sustainability growth investment program and remains on track to invest $550 million in 2022. These growth investments are intended to further WM’s sustainability leadership by increasing recycling volumes and growing RNG generation. Two of the 17 new RNG projects and five new or automated material recovery facilities (MRFs) are expected to be complete in 2022. The Company expects to provide updates on the timing of future capital investments and earnings contributions associated with this program by its fourth quarter earnings announcement in February.
•	In response to the recently approved civil rights audit stockholder proposal, the Company has engaged a team led by former U.S. Attorney General Loretta Lynch, now a partner at Paul, Weiss, Rifkind, Wharton & Garrison, to perform an independent assessment of the impact of WM policies and practices on the civil rights of Company stakeholders, and to provide recommendations for further improvement. The assessment will include a broad review and analysis in the areas of environmental justice and inclusion, equity, and diversity of employees and suppliers, with input from internal and external stakeholders. WM expects to publish results of the assessment before its 2024 Annual Meeting of Stockholders.

Fish concluded, “WM continues to demonstrate the strength and reliability of our business model. Our operational performance puts us on track to achieve the higher full-year outlook we provided last quarter as the solid waste business delivers strong results that will work to overcome the headwind we now expect from lower market prices for recycled commodities.”

-------------------------------------------------------------------------------------------------------------------------------------------------
(a)	The information labeled as adjusted in this press release, as well as free cash flow, are non-GAAP measures. Please see "Non-GAAP Financial Measures" below and the reconciliations in the accompanying schedules for more information.

(b)	Management defines operating EBITDA as GAAP income from operations before depreciation and amortization; this measure may not be comparable to similarly titled measures reported by other companies.

(c)	For purposes of this press release, all references to "Net income" refer to the financial statement line item "Net income attributable to Waste Management, Inc."

(d)	Core price is a performance metric used by management to evaluate the effectiveness of our pricing strategies; it is not derived from our financial statements and may not be comparable to measures presented by other companies. Core price is based on certain historical assumptions, which may differ from actual results, to allow for comparability between reporting periods and to reveal trends in results over time.

(e)	Beginning in the fourth quarter of 2021, changes in the Company’s renewable energy revenue are reflected as components of the changes in revenue attributable to yield (included in “Fuel & Other”) and volume. The Company has restated the prior periods to be consistent with the current year presentation.

(f)	In the fourth quarter of 2021, the Company updated its collection and disposal operating EBITDA calculation with a more accurate allocation of costs to this line of business. The Company has restated the prior periods to be consistent with the current year presentation.

The Company will host a conference call at 10 a.m. ET today to discuss the third quarter results. Information contained within this press release will be referenced and should be considered in conjunction with the call.

Listeners can access a live audio webcast of the conference call by visiting investors.wm.com and selecting “Events & Presentations” from the website menu. A replay of the audio webcast will be available at the same location following the conclusion of the call.

Conference call participants must register to obtain their dial in and passcode details. This new, streamlined process improves security and eliminates wait times when joining the call.

about waste management
WM (WM.com) is North America's largest comprehensive waste management environmental solutions provider. Previously known as Waste Management and based in Houston, Texas, WM is driven by commitments to put people first and achieve success with integrity. The company, through its subsidiaries, provides collection, recycling and disposal services to millions of residential, commercial, industrial and municipal customers throughout the U.S. and Canada. With innovative infrastructure and capabilities in recycling, organics and renewable energy, WM provides environmental solutions to and collaborates with its customers in helping them achieve their sustainability goals. WM has the largest disposal network and collection fleet in North America, is the largest recycler of post-consumer materials and is the leader in beneficial reuse of landfill gas, with a growing network of renewable natural gas plants and the most gas-to-electricity plants in North America. WM's fleet includes nearly 11,000 natural gas trucks – the largest heavy-duty natural gas truck fleet of its kind in North America – where more than half are fueled by renewable natural gas. To learn more about WM and the company's sustainability progress and solutions, visit Sustainability.WM.com.

Forward-Looking Statements
The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. This press release contains a number of such forward-looking statements, including but not limited to all statements regarding future performance or financial results of our business; achievement of financial outlook and guidance; future commodity prices and ability to overcome lower commodity prices; the amount, timing and results of future sustainability growth investments and RNG projects; general economic activity; timing and results from the civil rights assessment; and future execution of strategic priorities, including pricing, cost management, and results. You should view these statements with caution. They are based on the facts and circumstances known to the Company as of the date the statements are made. These forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those set forth in such forward-looking statements, including but not limited to failure to implement our optimization, growth, and cost savings initiatives and overall business strategy; failure to identify acquisition targets, consummate and integrate acquisitions; failure to obtain the results anticipated from acquisitions; environmental and other regulations, including developments related to emerging contaminants, gas emissions and renewable fuel; significant environmental, safety or other incidents resulting in liabilities or brand damage; failure to obtain and maintain necessary permits; failure to attract, hire and retain key team members and a high quality workforce; changes in wage and labor related regulations; significant storms and destructive climate events; public health risk and other impacts of COVID-19 or similar pandemic conditions, including related regulations, resulting in increased costs and social, labor and commercial disruption; macroeconomic pressures and market disruption resulting in labor, supply chain and transportation constraints and inflationary cost pressure; increased competition; pricing actions; commodity price fluctuations; impacts from Russia’s invasion of Ukraine and the resulting geopolitical conflict and international response, including increased risk of cyber incidents and exacerbation of market disruption, inflationary cost pressure and changes in commodity prices, fuel and other energy costs; international trade restrictions; disposal alternatives, waste diversion and diminishing disposal capacity; declining waste volumes; weakness in general economic conditions and capital markets; adoption of new tax legislation; fuel shortages; failure to develop and protect new technology; failure of technology to perform as expected, including implementation of a new enterprise resource planning and human capital management system; failure to prevent, detect and address cybersecurity incidents or comply with privacy regulations; negative outcomes of litigation or governmental proceedings; and decisions or developments that result in impairment charges. Please also see the Company’s filings with the SEC, including Part I, Item 1A of the Company’s most recently filed Annual Report on Form 10-K, for additional information regarding these and other risks and uncertainties applicable to its business. The Company assumes no obligation to update any forward-looking statement, including financial estimates and forecasts, whether as a result of future events, circumstances or developments or otherwise.

Non-GAAP Financial Measures
To supplement its financial information, the Company has presented, and/or may discuss on the conference call, adjusted earnings per diluted share, adjusted net income, adjusted income from operations, adjusted operating EBITDA, adjusted operating EBITDA margin, adjusted SG&A expenses and free cash flow. All of these items are non-GAAP financial measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP but believes that also discussing non-GAAP measures provides investors with (i) financial measures the Company uses in the management of its business and (ii) additional, meaningful comparisons of current results to prior periods’

results by excluding items that the Company does not believe reflect its fundamental business performance and are not representative or indicative of its results of operations.

The Company discusses free cash flow and provides a projection of free cash flow because the Company believes that it is indicative of its ability to pay its quarterly dividends, repurchase common stock, fund acquisitions and other investments and, in the absence of refinancings, to repay its debt obligations. Free cash flow is not intended to replace “Net cash provided by operating activities,” which is the most comparable GAAP measure. The Company believes free cash flow gives investors useful insight into how the Company views its liquidity, but the use of free cash flow as a liquidity measure has material limitations because it excludes certain expenditures that are required or that the Company has committed to, such as declared dividend payments and debt service requirements. The Company defines free cash flow as net cash provided by operating activities, less capital expenditures, plus proceeds from divestitures of businesses and other assets (net of cash divested); this definition may not be comparable to similarly-titled measures reported by other companies.

The quantitative reconciliations of non-GAAP measures to the most comparable GAAP measures are included in the accompanying schedules. Non-GAAP measures should not be considered a substitute for financial measures presented in accordance with GAAP.

###

WASTE MANAGEMENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Millions, Except per Share Amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Operating revenues	$5,075	$4,665	$14,763	$13,253
Costs and expenses:
Operating	3,156	2,906	9,201	8,156
Selling, general and administrative	473	469	1,451	1,372
Depreciation and amortization	503	517	1,493	1,489
Restructuring	1	1	1	6
(Gain) loss from divestitures, asset impairments and unusual items, net	—	(34)	17	(17)
	4,133	3,859	12,163	11,006
Income from operations	942	806	2,600	2,247
Other income (expense):
Interest expense, net	(91)	(87)	(269)	(282)
Loss on early extinguishment of debt	—	—	—	(220)
Equity in net losses of unconsolidated entities	(17)	(14)	(49)	(34)
Other, net	(6)	1	(7)	(4)
	(114)	(100)	(325)	(540)
Income before income taxes	828	706	2,275	1,707
Income tax expense	189	167	535	396
Consolidated net income	639	539	1,740	1,311
Less: Net income attributable to noncontrolling interests	—	1	1	1
Net income attributable to Waste Management, Inc.	$639	$538	$1,739	$1,310
Basic earnings per common share	$1.55	$1.28	$4.20	$3.11
Diluted earnings per common share	$1.54	$1.28	$4.18	$3.09
Weighted average basic common shares outstanding	412.0	419.5	414.0	421.3
Weighted average diluted common shares outstanding	414.3	422.0	416.2	423.6

WASTE MANAGEMENT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Millions)

(Unaudited)

	September 30,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$137	$118
Receivables, net	2,676	2,546
Other	451	405
Total current assets	3,264	3,069
Property and equipment, net	14,742	14,419
Goodwill	9,092	9,028
Other intangible assets, net	847	898
Other	1,896	1,683
Total assets	$29,841	$29,097
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable, accrued liabilities and deferred revenues	$3,576	$3,374
Current portion of long-term debt	258	708
Total current liabilities	3,834	4,082
Long-term debt, less current portion	13,805	12,697
Other	5,190	5,192
Total liabilities	22,829	21,971
Equity:
Waste Management, Inc. stockholders’ equity	7,010	7,124
Noncontrolling interests	2	2
Total equity	7,012	7,126
Total liabilities and equity	$29,841	$29,097

WASTE MANAGEMENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Millions)

(Unaudited)

	Nine Months Ended
	September 30,
	2022	2021
Cash flows from operating activities:
Consolidated net income	$1,740	$1,311
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	1,493	1,489
Loss on early extinguishment of debt	—	220
Other	199	103
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	55	224
Net cash provided by operating activities	3,487	3,347
Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(207)	(11)
Capital expenditures	(1,725)	(1,130)
Proceeds from divestitures of businesses and other assets, net of cash divested	18	70
Other, net	(122)	(35)
Net cash used in investing activities	(2,036)	(1,106)
Cash flows from financing activities:
New borrowings	5,916	6,428
Debt repayments	(5,429)	(7,237)
Premiums and other paid on early extinguishment of debt	—	(211)
Common stock repurchase program	(1,061)	(1,000)
Cash dividends	(811)	(730)
Exercise of common stock options	39	60
Tax payments associated with equity-based compensation transactions	(39)	(28)
Other, net	(6)	32
Net cash used in financing activities	(1,391)	(2,686)
Effect of exchange rate changes on cash, cash equivalents and restricted cash and cash equivalents	(6)	2
Increase (decrease) in cash, cash equivalents and restricted cash and cash equivalents	54	(443)
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	194	648
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$248	$205

WASTE MANAGEMENT, INC.

SUMMARY DATA SHEET

(In Millions)

(Unaudited)

Operating Revenues by Line of Business

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Commercial	$1,392	$1,214	$4,034	$3,523
Industrial	966	829	2,744	2,383
Residential	846	795	2,483	2,371
Other collection	187	140	521	391
Total collection	3,391	2,978	9,782	8,668
Landfill	1,197	1,100	3,442	3,090
Transfer	562	550	1,602	1,547
Recycling	420	464	1,341	1,203
Other	614	551	1,785	1,541
Intercompany (a)	(1,109)	(978)	(3,189)	(2,796)
Total	$5,075	$4,665	$14,763	$13,253

Internal Revenue Growth

	Period-to-Period Change for the Three Months				Period-to-Period Change for the Nine Months
	Ended September 30, 2022 vs. 2021				Ended September 30, 2022 vs. 2021
		As a % of		As a % of		As a % of		As a % of
		Related		Total		Related		Total
	Amount	Business(b)	Amount	Company(c)	Amount	Business(b)	Amount	Company(c)
Collection and disposal	$280	7.1%			$722	6.3%
Recycling (d)	(54)	(11.6)			158	13.7
Fuel surcharges and other (e)	132	54.0			375	57.1
Total average yield (f)			$358	7.7%			$1,255	9.5%
Volume (e)			47	1.0			264	2.0
Internal revenue growth			405	8.7			1,519	11.5
Acquisitions			15	0.3			20	0.1
Divestitures			(2)	—			(13)	(0.1)
Foreign currency translation			(8)	(0.2)			(16)	(0.1)
Total			$410	8.8%			$1,510	11.4%

	Period-to-Period Change for the Three Months Ended September 30, 2022 vs. 2021		Period-to-Period Change for the Nine Months Ended September 30, 2022 vs. 2021
	As a % of Related Business(b)		As a % of Related Business(b)
	Yield	Volume(g)	Yield	Volume(g)
Commercial	9.8%	—%	8.7%	1.6%
Industrial	11.0	1.1	9.9	0.9
Residential	6.3	(3.0)	5.5	(3.2)
Total collection	8.7	0.2	7.8	0.7
MSW	6.5	0.9	6.1	1.9
Transfer	5.5	(3.7)	4.2	(1.2)
Total collection and disposal	7.1%	1.7%	6.3%	2.5%

(a)	Intercompany revenues between lines of business are eliminated in the Condensed Consolidated Financial Statements included herein.

(b)	Calculated by dividing the increase or decrease for the current year period by the prior year period’s related business revenue adjusted to exclude the impacts of divestitures for the current year period.

(c)	Calculated by dividing the increase or decrease for the current year period by the prior year period’s total Company revenue adjusted to exclude the impacts of divestitures for the current year period.

(d)	Includes combined impact of commodity price variability and changes in fees.

(e)	Beginning in the fourth quarter of 2021, includes changes in our revenue attributable to our WM Renewable Energy business. We have revised our prior year results to conform with the current year presentation.

(f)	The amounts reported herein represent the changes in our revenue attributable to average yield for the total Company.

(g)	Workday adjusted volume impact.

WASTE MANAGEMENT, INC.

SUMMARY DATA SHEET

(In Millions)

(Unaudited)

Free Cash Flow(a)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net cash provided by operating activities	$1,182	$1,184	$3,487	$3,347
Capital expenditures, excluding sustainability growth investments	(547)	(448)	(1,403)	(1,094)
Proceeds from divestitures of businesses and other assets, net of cash divested	7	53	18	70
Free cash flow without sustainability growth investments	642	789	2,102	2,323
Capital expenditures - sustainability growth investments	(210)	(16)	(322)	(36)
Free cash flow	$432	$773	$1,780	$2,287

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Supplemental Data

Internalization of waste, based on disposal costs	68.6%	68.6%	68.6%	68.5%

Landfill amortizable tons (in millions)	32.1	32.6	93.9	92.3

Acquisition Summary(b)

Gross annualized revenue acquired	$132	$—	$135	$8

Total consideration, net of cash acquired	210	—	216	11

Cash paid for acquisitions consummated during the period, net of cash acquired	197	—	202	9

Cash paid for acquisitions including contingent consideration and other items from prior periods, net of cash acquired	197	1	207	11

Landfill Amortization and Accretion Expenses:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Landfill amortization expense:
Cost basis of landfill assets	$149	$146	$435	$413
Asset retirement costs	34	54	103	128
Total landfill amortization expense(c)	183	200	538	541
Accretion expense	29	28	84	82
Landfill amortization and accretion expense	$212	$228	$622	$623

(a)	The summary of free cash flow has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

(b)	Represents amounts associated with business acquisitions consummated during the applicable period except where noted.

(c)	For the third quarter of 2022, the decrease in landfill amortization was primarily driven by a prior year charge of $15 million due to management’s decision to close a landfill earlier than expected, resulting in acceleration of the timing of capping, closure and post-closure activities during the third quarter of 2021. For the nine months of 2022, the decrease in landfill amortization was somewhat offset by landfill volume increases.

WASTE MANAGEMENT, INC.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES

(In Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended September 30, 2022
	Income from	Pre-tax	Tax		Net	Diluted Per
	Operations	Income	Expense		Income(a)	Share Amount
As reported amounts	$942	$828	$189		$639	$1.54
Adjustment:
Enterprise resource planning system implementation-related costs	8	8	2		6	0.02
As adjusted amounts	$950	$836	$191	(b)	$645	$1.56
Depreciation and amortization	503
Adjusted operating EBITDA	$1,453

	Three Months Ended September 30, 2021
	Income from	Pre-tax	Tax	Net	Diluted Per
	Operations	Income	Expense	Income(a)	Share Amount
As reported amounts	$806	$706	$167	$538	$1.28
Adjustments:
Advanced Disposal integration-related costs	10	10	2	8
Enterprise resource planning system implementation-related costs	9	9	2	7
Gain from divestitures and other, net(c)	(33)	(33)	(10)	(23)
	(14)	(14)	(6)	(8)	(0.02)
As adjusted amounts	$792	$692	$161 (b)	$530	$1.26
Depreciation and amortization	517
Adjusted operating EBITDA	$1,309

(a)	For purposes of this press release table, all references to “Net income” refer to the financial statement line item “Net income attributable to Waste Management, Inc.”

(b)	The Company calculates its effective tax rate based on actual dollars. When the effective tax rate is calculated by dividing the Tax Expense amount in the table above by the Pre-tax Income amount, differences occur due to rounding, as these items have been rounded in millions. The third quarter 2022 and 2021 adjusted effective tax rates were 22.8% and 23.3%, respectively.

(c)	Primarily driven by (i) a pre-tax gain from the recognition of cumulative translation adjustments on the divestiture of certain non-strategic Canadian operations in 2021 which was not taxable and (ii) a change from our initial expectations of the tax effects of the Advanced Disposal acquisition and related divestitures.

WASTE MANAGEMENT, INC.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES

(In Millions)

(Unaudited)

	Three Months Ended		Three Months Ended
	September 30, 2022		September 30, 2021
		As a % of		As a % of
	Amount	Revenues	Amount	Revenues
Adjusted Operating Expenses and Adjusted Operating Expenses Margin

Operating revenues, as reported	$5,075		$4,665

Operating expenses, as reported	$3,156	62.2%	$2,906	62.3%
Adjustments:
Advanced Disposal integration-related costs			(2)
Multiemployer pension plan withdrawal			(1)
Adjusted operating expenses			$2,903	62.2%

	Three Months Ended
	September 30, 2022		September 30, 2021
		As a % of		As a % of
	Amount	Revenues	Amount	Revenues
Adjusted SG&A Expenses and Adjusted SG&A Expenses Margin

Operating revenues, as reported	$5,075		$4,665

SG&A expenses, as reported	$473	9.3%	$469	10.1%
Adjustments:
Enterprise resource planning system implementation-related costs	(8)		(9)
Advanced Disposal integration-related costs	—		(7)
Adjusted SG&A expenses	$465	9.2%	$453	9.7%

2022 Projected Free Cash Flow Reconciliation(a)	Scenario 1	Scenario 2
Net cash provided by operating activities	$4,525	$4,675
Capital expenditures, excluding sustainability growth investments	(1,950)	(2,050)
Proceeds from divestitures of businesses and other assets, net of cash divested	25	75
Free cash flow without sustainability growth investments	$2,600	$2,700
Capital expenditures - sustainability growth investments	(550)	(550)
Free cash flow	$2,050	$2,150

(a)	The reconciliation includes two scenarios that illustrate our projected free cash flow range for 2022. The amounts used in the reconciliation are subject to many variables, some of which are not under our control and, therefore, are not necessarily indicative of actual results.

WASTE MANAGEMENT, INC.

SUPPLEMENTAL INFORMATION PROVIDED FOR ILLUSTRATIVE PURPOSES ONLY

(In Millions)

(Unaudited)

Diversity in the structure of recycling contracts results in different accounting treatment for commodity rebates. In accordance with revenue recognition guidance, our Company records gross recycling revenue and records rebates paid to customers as cost of goods sold. Other contract structures allow for netting of rebates against revenue.

Additionally, there are differences in whether companies adjust for accretion expense in their calculation of EBITDA. Our Company does not adjust for landfill accretion expenses when calculating operating EBITDA, while other companies do adjust it for the calculation of their EBITDA measure.

The table below illustrates the impact that differing contract structures and treatment of accretion expense has on the Company’s adjusted operating EBITDA margin results. This information has been provided to enhance comparability and is not intended to replace or adjust GAAP reported results.

	Three Months Ended
	September 30, 2022		September 30, 2021
	Amount	Change in Adjusted Operating EBITDA Margin	Amount	Change in Adjusted Operating EBITDA Margin
Recycling commodity rebates	$209	1.3%	$234	1.4%
Accretion expense	$29	0.6%	$28	0.7%

	Nine Months Ended
	September 30, 2022		September 30, 2021
	Amount	Change in Adjusted Operating EBITDA Margin	Amount	Change in Adjusted Operating EBITDA Margin
Recycling commodity rebates	$661	1.3%	$565	1.3%
Accretion expense	$84	0.6%	$82	0.7%